Exhibit 5


                                           October 17, 2006




Five Star Products, Inc.
777 Westchester Avenue
White Plains, NY 10604

Gentlemen:

         Reference is made to Registration Statement on Form S-8 (the "Registration Statement") filed by Five Star Products, Inc. (the "Company") with the Securities and Exchange Commission on the date hereof with respect to 1,100,000 shares of common stock, par value $.01 per share (the "Shares"), of the Company being registered in connection with the Five Star Products, Inc. 1994 Stock Option Plan (the "Plan").

         I am Vice President and General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the foregoing, I am of the opinion that each authorized and unissued Share to be issued by the Company, when issued in accordance with the terms and conditions of the Plan, and assuming no changes in relevant law or facts, will be validly issued, fully paid, and non-assessable.

         As of the date hereof, I do not beneficially own any shares of the common stock of the Company.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus included in the Registration Statement.


                                           Very truly yours,


                                           Andrea D. Kantor